Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHARTWELL MINERALS INC.

Chartwell Minerals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted a resolution by written consent in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment advisable. The consent and approval of stockholders of the Corporation was not required pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is, and the Certificate of Incorporation is hereby amended, as follows:

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall read as follows:

“FIRST: The name of this corporation is Desert Peak Minerals Inc. (the “Corporation”).”

2. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 25th day of July, 2019.

By:

       Christopher Conoscenti

       Authorized Officer